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                                                                   EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholder
United Companies Life Insurance Company:

We consent to incorporation by reference in the registration statements (Nos. 33-91362 and 33-05778) on Form N-4 of United Companies Life Insurance Company of our report dated February 28, 1997, relating to the consolidated balance sheets of United Companies Life Insurance Company and subsidiary as of December 31, 1996, and the related consolidated statements of operations, cash flows, and stockholder's equity for the periods from July 24, 1996 to December 31, 1996, and from January 1, 1996 to July 23, 1996, and all related schedules, which report appears in the December 31, 1996 annual report on Form 10-K of United Companies Life Insurance Company.


KPMG PEAT MARWICK LLP

Baton Rouge, Louisiana
March 28, 1997